                                                                       EXHIBIT 4

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR IN AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO MAKER, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE FOR SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION.


                           CONVERTIBLE PROMISSORY NOTE

$                                                                 June    , 2001
 ----------------                                                      ---

         FOR VALUE RECEIVED, CHAMPION ENTERPRISES, INC., a Michigan corporation
("Maker"), promises to pay to                  ("Holder") the sum of
                  DOLLARS ($________) in lawful money of the United States.
1. Payments. This Note is payable in cash in thirteen (13) installments in the amounts and on the dates shown on the payment schedule attached to this Note as Exhibit A.

2. Conversion. If Maker determines that it will not make any payment in cash as provided in Section 1 of this Note, Maker shall so notify Holder in writing at least five (5) days prior to such payment date. Upon such written notice, the respective payment shall be converted into shares of Maker common stock ("Convertible Common Stock"). In such event, Holder will receive that number of shares of Convertible Common Stock equal to the quotient of:

                  (i) the amount of the payment due, divided by

                  (ii) the weighted average trading price per share of Maker's Common Stock as quoted on the New York Stock Exchange, for all transactions during the twenty (20) trading days ending on (and inclusive of) the business day which is five (5) calendar days immediately prior to the respective payment date (the "Conversion Price").

No certificates or script representing less than one share of Convertible Common Stock shall be issued by Maker. In lieu of any such fractional share, Holder shall be paid an amount in cash (without interest) determined by multiplying (i) the Conversion Price by (ii) the fractional interest of Convertible Common Stock to which Holder would otherwise be entitled.

3. Prepayment. This Note may be prepaid, in whole or in part, at any time prior to January 3, 2005, without penalty to the Maker. Prepayments under this Section 3 shall be made only in cash.

4. Event of Default.

         (a) If Maker fails to pay any installment of this Note within fifteen
(15) days of when due, Holder, at his option, may declare the balance of this
Note immediately due and payable. Accelerated payments under this subsection 4(a) shall be made only in cash.

         (b) This Note shall become immediately due and payable without notice or demand upon the occurrence of any of the following events: filing of a voluntary or involuntary petition by or against Maker under any provisions of the Bankruptcy Code; application for the appointment of a receiver of Maker; assignment for the benefit of Maker's creditors; appointment of a committee of creditors or a liquidating agent for Maker; or an offer of composition or extension to creditors of Maker. Accelerated payments under this subsection 4(b) shall be made in cash unless Holder agrees to accept such payments in Convertible Common Stock.

         (c) In the event Maker receives written confirmation from the New York Stock Exchange of the commencement of formal proceedings to delist Maker's common stock from trading on such Exchange, all subsequent payments under this Note shall be made in cash unless Holder agrees in writing to accept such payments in Convertible Common Stock. If such proceedings are completed without Maker's common stock being delisted on the New York Stock Exchange, all subsequent payments under this Note may be made as provided in Section 2 of this Note, subject to all of the other terms of this Note.

5. Compliance with Securities Laws. As of the date of this Note and as of the date of any conversion into Convertible Common Stock, Holder represents and warrants to Maker that:

         (a) Holder has received copies of Maker's Annual Report to Shareholders for the year ended December 30, 2000, Annual Report on Form 10-K for the year ended December 30, 2000, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, Current Reports on Form 8-K filed March 20, 2001, April 18, 2001 and May 16, 2001, and definitive Proxy Statement for the May 1, 2001 Annual Meeting of Shareholders.

         (b) Holder is knowledgeable and experienced in financial and business matters and is capable of evaluating the merits and risks of accepting this Note and any Convertible Common Stock and has evaluated such merits and risks.

         (c) Holder has had the opportunity to ask questions and receive answers from Maker concerning this Note and the Convertible Common Stock that may be issued under this Note.

         (d) Holder has had the opportunity, prior to signing this Note, to engage and consult with counsel of Holder's own choosing concerning this Note and the Convertible Common Stock.

         (e) This Note was not offered to Holder by means of (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium, or broadcast over television or radio, or
(ii) any other form of general solicitation or advertising.

6. Rights as Shareholder. Holder shall have no rights as a shareholder of Maker with respect to any of the shares of Convertible Common Stock that Holder may receive under this Note until the issuance of a stock certificate or certificates by Maker to Holder, and then only with respect to such shares represented by such certificate or certificates.

7. Conditions Precedent to Maker's Obligations. Notwithstanding anything contained herein to the contrary, it shall be a condition precedent to the obligation of Maker to make any payment to Holder under this Note that:

         (a) Holder not be in breach of the obligations under the Employment Agreement (the "Employment Agreement") dated June 30, 1998 to which Holder and A-1 Homes Group, Inc., a Michigan corporation ("A-1 Homes"), are parties, if any; and

         (b) if Holder is an "Executive" (as defined in the Employment Agreement), that Holder's employment shall not have been terminated by A-1 Homes for "Cause" (as defined in the Employment Agreement) prior to July 1, 2002 or by the Executive for any reason prior to July 1, 2002 (other than as a result of death or disability as defined in the Employment Agreement).

         Notwithstanding anything contained herein to the contrary, the termination of the Executive's employment or engagement after June 30, 2002 on account of the Executive's resignation or termination by the Company for "Cause", shall not limit or affect in any way the right of the Executive to continue to receive payments under this Note provided that the Executive remains at all times in full compliance with the Non-Competition provisions of the Employment Agreement. Termination of the Executive's employment by the Company without "Cause" shall not limit or affect in any way the right of the Executive to continue to receive payments under this Note.

8. Representations and Warranties of Maker.

         (a) Maker represents and warrants to Holder that the execution, performance and payment of this Note does not violate or constitute a default under (i) the Credit Agreement, dated as of May 5, 1998, as amended, by and among Maker, PNC Bank, National Association, as Administrative Agent, and the other banks and guarantors named therein, or (ii) any other material financing agreement for borrowed money.

         (b) As of the date of each payment in Convertible Common Stock, Maker represents and warrants to Holder as follows:


         (i) the shares of Convertible Common Stock paid to Holder have been registered for resale under the Act pursuant to a currently effective registration statement;

         (ii) the registration statement (which includes the information incorporated by reference therein) does not contain any untrue statement of a material fact and does not omit to state any material fact necessary in order to make the statements therein not misleading.

9. Offset. Subject to the provisions and limitations set forth in the Asset Purchase Agreement (the "Purchase Agreement") dated June 11, 1998 to which Holder and A-1 Homes are parties, Maker shall have the right at any time and from time to time to offset and apply any payments to Holder under this Note against the amount of any claim A-1 Homes may have against Holder for indemnification under the Purchase Agreement.

10. Notice. All notices, requests, demands and other communications under this Note shall be in writing and shall be deemed to have been duly given if personally delivered, forwarded by overnight express (including but not limited to United Parcel Service, Federal Express, Airborne or similar service) and receipted for by the recipient or an agent of the recipient or mailed by registered or certified United States mail, postage prepaid and return receipt requested, or sent by facsimile transmission, to the following addresses or facsimile numbers (or to such other address or facsimile number of a party as shall have been specified to the other party by notice):

         (a)      if to the Maker, to:

                  Champion Enterprises, Inc.
                  2701 University Drive, Suite 320
                  Auburn Hills, Michigan  48326-2566
                  Attention:  President
                  Facsimile No. (248) 340-9345

         (b)      if to the Holder, to:

                  --------------------------------

                  --------------------------------

                  --------------------------------
                  Facsimile No. (   )
                                 ---  -----------------

                  with a copy to:

                  John Bushman
                  Chairman, ICA Group, Inc.
                  700 North Grant, Suite 600
                  Odessa, Texas  79761
                  Facsimile No. (915) 333-8881

11. Amendment. No term, covenant, agreement or condition of this Note may be amended except by a written agreement executed by both Maker and Holder.

12. Waiver. Neither Maker nor Holder by any act of commission or omission shall be deemed to waive any of their respective rights or remedies under this Note unless such waiver is in writing and signed by the party to be bound by such waiver, and then only to the extent specifically set forth in such waiver; a waiver of one event shall not be construed as continuing or as a bar to or waiver of such right or remedy on a subsequent event. Notwithstanding anything to the contrary in this Section, Maker hereby waives presentment, demand, protest or other notice of any kind in the collection of this Note and in filing suit hereon.

13. No Assignment. Holder may not assign this Note or any of all of Holder's rights or interests in this Note without the prior written consent of Maker, provided, however, that Holder may assign this Note or any of Holder's rights or interests in this Note without Maker's consent upon the occurrence of any of the events described in subsection 4(b) of this Note. No assignment may be effected except in compliance with all applicable securities laws.

14. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Michigan (other than conflicts of law principles).

15. Counterparts. This Note may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

16. Headings. The headings of the sections of this Note are for convenience and shall not by themselves determine the interpretation of this Note.

         IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the date above set forth.

                           CHAMPION ENTERPRISES, INC., a Michigan corporation


                           By:
                                  ---------------------------------------
                           Its:
                                  ---------------------------------------

                           Accepted and agreed to by:


                           ----------------------------------------------
                                              [name]

                                                 EXHIBIT A

                                             Payment Schedule

                 ------------------------------------- -----------------------------------
                             Payment Date                        Payment Amount
                                                                  (in dollars)
                 ------------------------------------- -----------------------------------
                 October 1, 2001
                 ------------------------------------- -----------------------------------
                 January 2, 2002
                 ------------------------------------- -----------------------------------
                 April 1, 2002                                        0.00
                 ------------------------------------- -----------------------------------
                 July 1, 2002
                 ------------------------------------- -----------------------------------
                 October 1, 2002
                 ------------------------------------- -----------------------------------
                 January 2, 2003
                 ------------------------------------- -----------------------------------
                 April 1, 2003
                 ------------------------------------- -----------------------------------
                 July 1, 2003
                 ------------------------------------- -----------------------------------
                 October 1, 2003
                 ------------------------------------- -----------------------------------
                 January 5, 2004
                 ------------------------------------- -----------------------------------
                 April 5, 2004
                 ------------------------------------- -----------------------------------
                 July 6, 2004
                 ------------------------------------- -----------------------------------
                 October 4, 2004
                 ------------------------------------- -----------------------------------
                 January 3, 2005
                 ------------------------------------- -----------------------------------